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                                                                     EXHIBIT 8.1

                  FORM OF OPINION OF SULLIVAN & CROMWELL


                                                                June , 2001


First Union Corporation,
One First Union Center,
Charlotte, North Carolina 28288-0013

Ladies and Gentlemen:

   We have acted as counsel to First Union Corporation, a North Carolina Corporation ("First Union"), in connection with the planned merger of Wachovia Corporation, a North Carolina corporation ("Wachovia"), with and into First Union, pursuant to the Agreement and Plan of Merger dated as of April 15, 2001, and amended and restated, between First Union and Wachovia (the "Merger Agreement"). All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Merger Agreement.


   For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent that: (i) the Merger will be completed in the manner set forth in the Merger Agreement and in the Registration Statement on Form S-4 of First Union, including the Joint Proxy Statement/Prospectus of First Union and Wachovia contained therein (the "Registration Statement"), and (ii) the representations contained in the letters of representation from First Union and Wachovia to us both dated May , 2000, will be true and complete at the Effective Time.

   Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States Federal income tax law that:

  . the Merger will constitute a "reorganization" within the meaning of
    Section 368 of the Internal Revenue Code of 1986, as amended (the
    "Code");

  . First Union and Wachovia will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and

  . no gain or loss will be recognized by shareholders of Wachovia who receive shares of First Union Common Stock in exchange for all of their Wachovia Common Stock, except with respect to consideration received that does not constitute stock of First Union, including the Cash Payment and any cash received in lieu of fractional shares.


We express no opinion as to the effect of the reorganization on any shareholder that is required to recognize unrealized gains and losses for federal income tax purposes at the end of each taxable year under a mark-to-market system.

   Furthermore we hereby confirm to you that the material set forth under the caption "Material Federal Income Tax Consequences" in the Registration Statement is complete and accurate in all material respects.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Certain U.S. Federal Income Tax Considerations." In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                          Very truly yours,